SCHEDULE 14A

                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant toss. 240.14a-12


                            R&B FALCON CORPORATION

                            -----------------------

               (Name of Registrant as Specified in its Charter)
                            -----------------------

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[    ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     (1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transaction applies: (3) Per unit price or other underlying value of transaction computed pursuant to Exchange
          Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transactions:
     (5)  Total fee paid.

----------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:


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                                                                             2

          R&B Falcon Corporation (the "Company") and certain other persons named below may be deemed to be participants in the solicitation of proxies in respect of the proposed merger (the "Merger") of TSF Delaware Inc. ("Merger Sub"), a Delaware corporation and an indirect wholly owned subsidiary of Transocean Sedco Forex Inc. ("TSF"), with and into the Company, and the issuance of ordinary shares, par value $0.01 per share, of TSF, in connection therewith, pursuant to the Agreement and Plan of Merger, dated as of August 19, 2000, by and among TSF, Transocean Holdings Inc., a Delaware corporation and a direct wholly owned subsidiary of TSF, Merger Sub and the Company. The participants in the solicitation may include (i) the directors of the Company and (ii) the following executive officers of the Company: Andrew Bakonyi (President and Chief Operating Officer), Tim W. Nagle (Executive Vice President and Chief Financial Officer), Bernie W. Stewart (President--R&B Falcon Holdings, Inc.), Ron Toufeeq (Senior Vice President, Operations), Charles R. Ofner (Senior Vice President) and Wayne K. Hillin (Senior Vice President).

          The interests of the foregoing individuals in the Merger consists of
(i) their beneficial ownership of shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and options ("Options") to purchase Common Stock; (ii) in the case of the executive officers, certain change-of-control provisions in their employment contracts with the Company; and (iii), in the case of Mr. Loyd, a consulting agreement proposed to be entered into in connection with the Merger. All Options will vest and become immediately exercisable at the time of consummation of the Merger. Additional information with respect to these items is set forth below.

Securities Ownership


Name and Title                                              Shares of                 Options
                                                           Common Stock       Vested           Unvested
Purnendu Chatterjee (Director)                              14,740,941 (1)      40,000            25,501
Arnold L. Chavkin (Director)                                   656,444 (2)      57,700            25,501
Charles A. Donabedian (Director)                                    9,386       45,900            25,501
Douglas A. P. Hamilton (Director)                                 515,740       40,000            25,501
Macko A. E. Laqueur (Director)                                 310,158 (3)      57,700            25,501
Paul B. Loyd, Jr. (Chairman of the Board                          182,700    2,047,040           758,334
of Directors and Chief Executive Officer)
Richard A. Pattarozzi (Director)                                       --           --            60,000
Michael E. Porter (Director)                                    29,750 (4)      40,000            25,501
Robert L. Sandmeyer (Director)                                      9,579       25,700            25,501
Douglas E. Swanson (Director)                                   36,179 (5)     466,600             5,500
Steven A. Webster (Director)                                 5,242,473 (6)   1,510,147             5,500
William R. Ziegler (Director)                                3,305,365 (7)     103,000            25,501
Andrew Bakonyi (President and Chief                                20,811      423,363           313,334
Operating Officer)


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                                                                             3


Tim W. Nagle (Executive Vice President                              53,992     520,742           338,334
and Chief Financial Officer)
Bernie W. Stewart (President--R&B                                   22,500     361,750           197,500
Falcon Holdings, Inc.)
Ron Toufeeq (Senior Vice President,                                 14,566     224,816           180,000
Operations)
Charles R. Ofner (Senior Vice President)                            28,345     248,342           129,000
Wayne K. Hillin (Senior Vice President)                             38,386     219,909           144,000

(1) Includes (i) 745,484 shares held for his account, (ii) 12,749,176 shares held by S-C Rig Investments, L.P., the sole general partner of which is S-C Rig Co., a company owned and controlled by Dr. Chatterjee, (iii) 250,000 shares held by the Chatterjee Charitable Foundation, of which Dr. Chatterjee is a trustee, (iv) 76,698 shares held by S-C Rig Co., (v) 742,783 shares held by Chatterjee Fund Management, L.P., a limited partnership of which Dr. Chatterjee is the sole general partner and (vi) 176,800 shares owned by Furzedown Trading Limited.

(2) Mr. Chavkin is President of Chemical Investments, Inc. ("Chemical"), an affiliate of Chase Capital Partners and Chase Manhattan Corporation. Chemical held 656,444 shares of Common Stock as of March 9, 2000.

(3) The shares listed for Mr. Laqueur include those beneficially owned by him through his control of Workships Intermediaries N.B., a stockholder of the Company.

(4)  Includes 1,750 shares held by the Agnes Porter Trust.

(5) Includes 17,099 shares owned by the R&B Falcon U.S. Savings Plan for the benefit of Mr. Swanson.

(6) Includes (i) 885,000 shares in the name of Mr. Webster as voting trustee for Linda M. Webster, his spouse, (ii) 1,838,600 shares owned by FDI Marine, Inc., of which Mr. Webster is an officer and director and of which Linda Webster is a principal stockholder, (iii) 1,089,600 shares owned by Falcon Drilling Services, Inc., of which Mr. Webster is an officer and director and of which Linda Webster is a principal stockholder, (iv) 559,800 shares owned by NFM Gulf Enterprises, Inc., of which Mr. Webster is an officer, director and principal stockholder, and
     (v) 70,650 shares owned by Cerrito Partners, 23,600 shares owned by Cerrito Investments Limited Partnership, 57,360 shares owned by Cerrito Investments I-A, L.P., and 11,880 shares owned by Webster Family Investors, all of which are investment partnerships of which Mr. Webster is the general partner or an officer of the general partner.

(7) Includes (i) 1,590,600 shares owned by FDI Marine, Inc., of which Mr. Ziegler is an officer, director and principal stockholder, (ii) 950,372 shares owned by Falcon Drilling Services, Inc., of which Mr. Ziegler is an officer, director and principal stockholder and (iii) 559,800 shares owned by NFM Gulf Enterprises, Inc., of which Mr. Ziegler is an officer, director and principal stockholder.

Employment Contracts

          Each officer of the Company may be removed from office at any time by the Board of Directors, subject to his rights under any applicable employment agreement. The Company entered into employment agreements dated August 25, 1999 with each of its executive officers. The agreements provide for a three year term of employment, with an automatic one year extension implemented whenever the remaining term is one year (two years in the case of Mr. Loyd). Each of such agreements provides that if the officer is terminated by the Board during the employment term and outside the window period for reasons other than a suspension for disability or termination for cause, the Company will pay the officer a lump sum equal to the sum of his base salary for the balance of the employment term and a bonus equal to the highest annual bonus paid to the officer since January 1, 1998 (or if higher, his targeted annual bonus for year in which he is terminated), all long-term incentive awards shall vest, the Company will continue to provide at its cost all health and welfare benefits for his spouse and dependents for the remaining employment term and the Company will pay or reimburse such officer for certain outplacement services not to exceed 15% of the officer's then current base salary. For purposes of the employment agreement, "cause" means a deliberate act of proven fraud having a material adverse impact on the business or consolidated financial condition or results of operations of the Company and its subsidiaries, the deliberate and continuing failure to comply with applicable laws and regulations having a material adverse impact on the business or consolidated financial condition or results of operations of the Company and its subsidiaries or conviction of a criminal offense constituting a felony.

          Each of the agreements further provides that each officer has the right during the employment period to terminate the agreement for good reason or during a window period. For that purpose "good reason" means the occurrence of one or more of the following without the officer's written consent including the assignment of duties materially inconsistent with the authorities, duties, responsibilities and status as an officer of the Company or a reduction in same from those in effect the preceding year, the required relocation of an officer more than 50 miles than the officer's current primary residence is from the Company's current headquarters, a reduction in the officer's base salary (except as otherwise permitted by the agreement), a material reduction in the officer's participation in the Company's long-term incentive, employee benefit or retirement plans, policies or arrangements (other than those substantially consistent with the average level of participation of other executives having position commensurate with the officer's position) or failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and perform this agreement. A window period for purposes of the agreements means 12 months prior to the effective date of a change of control that occurs during the initial three-year term of the employment period (or 6 months with respect to any effective date of change of control occurring thereafter) and 24 months following the effective date of a change in control. Upon termination by an officer for good reason during a window period or by the Company (other than for cause or suspension for disabilities), the Company will pay three times the officer's then base salary and highest annual bonus since January 1, 1998 (or the targeted higher bonus, if higher), unpaid salary and accrued vacation pay through the date of termination, prorated annual bonus (at highest annual bonus) for the year of termination, continuation of welfare benefits for three years, lump sum cash payment of the actuarial present value benefit of all supplemental retirement plans in which the officer participates, reimbursement of outplacement costs (limited as per above) and vesting of all long-term incentive awards.

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                                                                             5

          Under the employment agreements, a change in control is deemed to occur as of the date when one or more of the following conditions is satisfied: (i) an individual or entity or any group of persons acting in concert becomes the beneficial owner, as defined in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, of securities of the Company possessing 25% or more of the voting power for the election of directors of the Company; (ii) any consolidation, merger or business combination involving the Company or any securities of the Company occurs in which the holder of voting securities of the Company prior to such consolidation, merger or business combination do not hold 60% or more of the total voting power in an election of directors of the Company (or other surviving corporation) following such consolidation , merger or business combination; (iii) during any two-year consecutive period, individuals constituting directors of the Company at the beginning of the period cease to constitute a majority thereof unless the election or nomination of each new director was approved by at least two-thirds of the directors still in office who were directors of the Company at the beginning of such period; or (iv) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to a party which is not controlled by or under common control with the Company.

          In connection with the Merger, TSF and the Company have agreed to amend each of the agreements to provide that each officer shall have the right, for a 30-day period commencing on the first anniversary of the effective time of the Merger, to voluntarily terminate employment for any reason and such termination shall be deemed to be a "qualifying termination" during a window period. TSF also has agreed that "good reason" shall exist pursuant to the terms of the agreements if an officer experiences a material diminution in position or duties immediately following the Merger. In addition, if TSF has not notified an officer prior to the Merger whether or not such officer's employment is to be continued on terms that would not give rise to "good reason" under the terms of the applicable agreement, such officer will be entitled to specified payments under the agreement. TSF also has agreed that following the Merger none of the executive officers will be bound by any of the noncompetition provisions of the agreements.

          In the event of the death of an officer during the employment term or window period, the Company will pay to the officer's surviving spouse or other designated beneficiary the officer's base salary and highest annual bonus for the remaining employment term, plus a pro-rata portion of the highest annual bonus for the year in which death occurs, all long-term incentive awards shall vest, and the Company will provide at the Company's cost all health and welfare benefits for the officer's spouse and dependents for the remaining term of the employment agreement. In the event of an officer's inability to perform his duties for 180 days during the employment term or window period, the Board may after 30 days written notice suspend their employment and place them on disability in which then the Company will provide all health and welfare benefits (including, but not limited to, short and long-term disability benefits and retirement benefits), plus pay base salary through the date of suspension, pro-rata portion of the highest annual bonus for the year in which suspension occurs and all long-term incentive awards will vest (unless the disability relates to alcohol or drug dependence in which case any long- term incentive awards will vest ratably).

          The agreements provide that if any payment to one of the covered officers will be subject to any excise tax under Section 4999 of the Internal Revenue Code (the "Code"), a "gross-up" payment would be made to place the officer in the same net after-tax position as would have been the case if no excise tax had been payable.


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                                                                             6

Consulting Agreement with Mr. Loyd

          In connection with the Merger, the Company expects to enter into a consulting agreement (the "Consulting Agreement") with Paul B. Loyd, Jr., the Chairman of the Board of Directors and Chief Executive Officer of the Company. The Consulting Agreement provides for an annual retainer of $300,000, which will be increased to $360,000 if Mr. Loyd becomes a member of TSF's Board of Directors, and reimbursement of customary expenses. During the term of the Consulting Agreement, Mr. Loyd has agreed not to perform similar services for any other company that provides offshore contract drilling services. The Consulting Agreement has a term of three years, commencing on the effective date of the Merger (or two years, if Mr. Loyd becomes a member of TSF's Board of Directors), subject to Mr. Loyd's ability to terminate the agreement on 30 days' notice to the Company.